UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 16, 2009

ENERGY KING, INC.
(Exact Name of Issuer as Specified in its Charter)

Nevada	0-27454	20-3161375
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1929 Main St., Suite 106, Irvine, CA 92614
(Address of principal executive offices)

(949) 468-4444
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 16, 2009 Energy King, Inc. (“Energy King”) received a Notice of Default dated February 7, 2009 in connection with its acquisition of Gallagher’s Heating & Air Conditioning, Inc. related to payments due under  a promissory note for $2,000,000 dated February 28, 2008 and under a promissory note for $1,586,667.66 dated February 29, 2008. Energy King was notified that it had failed to make quarterly interest payments under the terms of the notes commencing on April 1, 2008 and had also failed to make additional interest payments. The creditor has demanded that Energy King cure the various defaults or face unspecified legal actions by the creditor under the terms of the acquisition agreement and the promissory notes.

In connection with a separate transaction, on February 13, 2009 Energy King was notified it has failed to make payments of interest owed under that certain promissory note in the principal amount of $975,000 secured by pledge agreement, dated September 28, 2006, as amended by that certain allonge to promissory note secured by pledge agreement, dated November 15, 2007, and had failed to make payments of interest owed under another certain promissory note in the principal amount of $2,925,000 secured by pledge agreement, dated September 28, 2006, as amended by that certain allonge to a promissory note Secured by pledge agreement, dated November 15, 2007, all executed in connection with a merger between Energy King and Energy King, Inc. a California corporation. Both promissory notes are “nonrecourse” notes limiting the creditors’ remedies to the foreclosure of shares of common stock pledged as security for the transaction.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY KING, INC.

February 19, 2009	By:	/s/ Larry Weinstein
Larry Weinstein
Corporate Secretary